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EXHIBIT 21.1  LIST OF SUBSIDIARIES

         DIRECT:

                  Busey Bank
                  Busey Bank Florida
                  First Busey Capital Trust I
                  Busey Investment Group, Inc.
                  First Busey Resources, Inc.

         INDIRECT:

                  First Busey Trust & Investment Co.
                  First Busey Securities, Inc.
                  Busey Insurance Services, Inc.
                  B.A.T., Inc.

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